Exhibit 10.8
FORM OF TRANSITION SERVICES AGREEMENT
by and between
__________
and
__________

Dated as of __________

i

ii

Schedules:
Schedule A    Services to be provided to SplitCo Group
Schedule B    Services to be provided to Medtronic Group
Schedule C    Related Services
Schedule D    Service Coordinators
Exhibits:
Exhibit A        Data Protection
i

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of __________ (the “Effective Date”), by and between __________ (“Medtronic”) and __________ (“SplitCo”).
RECITALS
WHEREAS, the parties have entered into that certain Separation Agreement (the “Separation Agreement”), dated as of __________;
WHEREAS, effective upon the Separation, (a) SplitCo desires to purchase from Medtronic (and/or its designee(s)), and Medtronic (and/or its designee(s)) is willing to provide to SplitCo, certain services, in order to (i) facilitate SplitCo’s operation of the SplitCo Business after the Separation Date and (ii) provide SplitCo the opportunity to obtain alternate sources of such services within a reasonable time after the Separation Date and (b) Medtronic desires to purchase from SplitCo (and/or its designee(s)), and SplitCo (and/or its designee(s)) is willing to provide to Medtronic, certain services, in order to (i) facilitate Medtronic’s operation of the Medtronic Business after the Separation Date and (ii) provide Medtronic the opportunity to obtain alternate sources of such services within a reasonable time after the Separation Date; and
WHEREAS, each of Medtronic and SplitCo desires to reflect the terms of their agreement with respect to such services.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, Medtronic and SplitCo, for themselves, their successors and assigns, agree as follows:
ARTICLE I
Definitions
Section 1.01    Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the Separation Agreement. As used in this Agreement, the following terms have the following meanings:
“Additional Services” has the meaning ascribed thereto in Section 2.02(b).
“Affiliate” has the meaning ascribed thereto in the Separation Agreement.
“Agreement” has the meaning ascribed thereto in the preamble.
“Ancillary Agreements” has the meaning ascribed thereto in the Separation Agreement.
“Applicable End Date” means, with respect to each Service, the final date of the Applicable Original Duration with respect to such Service that follows an Applicable

Termination Date for such Service; provided that, in no event will the Applicable End Date be later than two (2) years after the Separation Date.
“Applicable Original Duration” means, with respect to each Service, the duration of the period from the Separation Date to the Applicable Termination Date with respect to such Service.
“Applicable Termination Date” means, with respect to each Service, the date that is twelve (12) months following the Separation Date, or such earlier or later termination date specified with respect to such Service, as applicable, in Schedule A or Schedule B, as applicable.
“Assets” has the meaning ascribed thereto in the Separation Agreement.
“Background Assets” means any Assets (including Intellectual Property): (i) existing as of the Separation Date and that are owned by a Party or its Affiliates; (ii) acquired by a Party or its Affiliates after the Separation Date; or (iii) made, conceived, or developed by a Party or its Affiliates outside of any Services provided under this Agreement.
“Cap” has the meaning ascribed thereto in Section 6.06(c).
“Consents” has the meaning ascribed thereto in the Separation Agreement.
“Cost of Services” means, with respect to each Service, the amount specified with respect to such Service in Schedule A or Schedule B, as applicable, to be paid by a Service Recipient in respect of such Service to the Service Provider of such Service.
“Data Protection Laws” has the meaning ascribed thereto in Exhibit A.
“Deliverables” has the meaning ascribed thereto in Section 3.03(b).
“Dispute” has the meaning ascribed thereto in Section 8.01.
“Dispute Notice” has the meaning ascribed thereto in Section 8.02.
“Excluded Services” means any services that would be provided by Medtronic’s Financial Planning & Analysis, Investor Relations, Treasury, Tax, Internal Audit or Legal & Compliance functions were they to be provided, other than those explicitly set forth in Schedule A.
“Exit Plans” has the meaning ascribed thereto in Section 2.07.
“Force Majeure Event” has the meaning ascribed thereto in Section 9.02.
“Functional Leads” has the meaning ascribed thereto in Section 2.01(d).

“Functional Leads Negotiations” has the meaning ascribed thereto in Section 2.01(c).
“Governmental Authority” has the meaning ascribed thereto in the Separation Agreement.
“Group” means either the Medtronic Group or the SplitCo Group, as the context requires.
“Indemnitee” means a Medtronic Indemnitee or a SplitCo Indemnitee, as the context requires.
“Information” has the meaning ascribed thereto in the Separation Agreement.
“Intangible Developments” has the meaning ascribed thereto in Section 3.03(b).
“Intellectual Property” has the meaning ascribed thereto in the Separation Agreement.
“Intended Tax Treatment” has the meaning ascribed thereto in the Tax Matters Agreement.
“Interruption” has the meaning ascribed thereto in Section 2.01(k).
“Law” has the meaning ascribed thereto in the Separation Agreement.
“Liabilities” has the meaning ascribed thereto in the Separation Agreement.
“Medtronic” has the meaning ascribed thereto in the preamble.
“Medtronic Business” has the meaning ascribed thereto in the Separation Agreement.
“Medtronic Change of Control” means any transaction or series of transactions by which a third party acquires all or a material portion of the Medtronic Business or the operation thereof, whether through an asset or stock sale, merger or other business combination.
“Medtronic Group” has the meaning ascribed thereto in the Separation Agreement.
“Medtronic Indemnitees” has the meaning ascribed thereto in the Separation Agreement.
“Omitted Services” has the meaning ascribed thereto in Section 2.02(a).
“Partial Termination Estimate” has the meaning ascribed thereto in Section 5.04(a).

“Party” means either party hereto, and “Parties” means both parties hereto.
“Person” has the meaning ascribed thereto in the Separation Agreement.
“Personal Data” has the meaning ascribed thereto in Exhibit A.
“Processed” and “Processing” have the meaning ascribed thereto in Exhibit A.
“Project Work” has the meaning ascribed thereto in Section 2.03.
“Project Work Request” has the meaning ascribed thereto in Section 2.03.
“Related Service” has the meaning ascribed thereto in Section 5.02.
“Separation” has the meaning ascribed thereto in the Separation Agreement.
“Separation Agreement” has the meaning ascribed thereto in the recitals.
“Separation Date” has the meaning ascribed thereto in the Separation Agreement.
“Service Coordinator” has the meaning ascribed thereto in Section 2.01(c).
“Service Extension” has the meaning ascribed thereto in Section 5.02.
“Service Provider” means any member of the SplitCo Group or the Medtronic Group, as applicable, in its capacity as the provider of any Services to any member of the Medtronic Group or the SplitCo Group, respectively.
“Service Recipient” means any member of the SplitCo Group or the Medtronic Group, as applicable, in its capacity as the recipient of any Services from any member of the Medtronic Group or the SplitCo Group, respectively.
“Services” means the individual services identified in Schedule A or Schedule B, as applicable; provided, that, in no event any Excluded Services be Services.
“Shutdown” has the meaning ascribed thereto in Section 2.01(j).
“SplitCo” has the meaning ascribed thereto in the preamble.
“SplitCo Business” has the meaning ascribed thereto in the Separation Agreement.
“SplitCo Change of Control” means any transaction or series of transactions by which a third party acquires all or a material portion of the SplitCo Business or the operation thereof, whether through an asset or stock sale, merger or other business combination.
“SplitCo Group” has the meaning ascribed thereto in the Separation Agreement.

“SplitCo Indemnitees” has the meaning ascribed thereto in the Separation Agreement.
“Sub-Contractor” has the meaning ascribed thereto in Section 2.01(f).
“Subsidiary” has the meaning ascribed thereto in the Separation Agreement.
“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date of the Separation Agreement by and between Medtronic and SplitCo, as such Tax Matters Agreement may be amended from time to time.
“Taxes” has the meaning ascribed thereto in the Tax Matters Agreement.
“Taxing Authority” has the meaning ascribed thereto in the Tax Matters Agreement.
“Termination Charges” has the meaning ascribed thereto in Section 5.05(d).
“Termination Estimate Request Notice” has the meaning ascribed thereto in Section 5.04(a).
“Third-Party Acquiror” means any Person that acquires all or a portion of the SplitCo Business or the operation thereof, whether through an asset or stock sale, merger or other business combination.
“Third-Party Claim” has the meaning ascribed thereto in the Separation Agreement.
“Trademarks” has the meaning ascribed thereto in the Separation Agreement.
“Transfer Taxes” has the meaning ascribed thereto in Section 4.01(c).
“Transition Committee” has the meaning ascribed thereto in Section 8.02.
“Transition Committee Negotiations” has the meaning ascribed thereto in Section 8.02.
“VAT” has the meaning ascribed thereto in Section 4.01(c).
“Vice President Resolutions” has the meaning ascribed thereto in Section 8.03.

ARTICLE II
Services
Section 2.01    Provision of Services.
(a)    Commencing immediately after the Separation, Medtronic shall, and shall cause the applicable members of the Medtronic Group to, (i) provide, or otherwise make available, to SplitCo and the applicable members of the SplitCo Group the Services set forth in Schedule A and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients of the Services set forth in Schedule B, in each case in accordance with the terms of this Agreement.
(b)    Commencing immediately after the Separation, SplitCo shall, and shall cause the applicable members of the SplitCo Group to, (i) provide, or otherwise make available, to Medtronic and the applicable members of the Medtronic Group the Services set forth in Schedule B and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients of the Services set forth in Schedule A, in each case in accordance with the terms of this Agreement.
(c)    Each Service Recipient and its respective Service Provider shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Each of Medtronic and SplitCo agrees to appoint an employee representative (each such representative, a “Service Coordinator”) with the requisite skills, knowledge and experience who will have overall responsibility for implementing, managing and coordinating the Services pursuant to this Agreement on behalf of Medtronic and SplitCo, respectively. Initially, the Service Coordinators will be the individuals set forth on Schedule D. Either Party may change its designated Service Coordinator at any time upon notice given to the other Party in accordance with Section 9.12. The Service Coordinators will consult and coordinate with each other on a regular basis, and no less frequently than quarterly, during the term of this Agreement.
(d)    Medtronic and SplitCo shall establish and maintain a committee to oversee, manage and coordinate provision of Services pursuant to this Agreement (the “Transition Committee”). The Transition Committee shall be comprised of representatives from each of Medtronic and SplitCo consisting with the requisite skills, knowledge and experience to perform such tasks, including (i) a lead coordinator from each party to act as the primary contact person with respect to all issues relating to the provision of Services pursuant to this Agreement (such persons, the “Lead Coordinators”) and (ii) Functional Leads from each of Medtronic and SplitCo for each functional area for which Services are being provide or received pursuant to this Agreement, as applicable (such persons, the “Functional Leads”). The Transition Committee shall hold review meetings by telephone, video conference or in person, as mutually agreed upon by the Lead Coordinators, approximately once per month, which such meetings shall be attended by the Lead Coordinators and such Functional Leads as are necessary for the relevant discussion. The Transition Committee meetings will address matters related to this Agreement, including (i) any issues relating to the provision of the Services, (ii) to the extent Service changes are to be implemented, the implementation of such changes and (iii) the Exit Plans pursuant to Section

2.07. Further, at each such meeting, the Lead Coordinator for Service Recipient shall provide an update on the status of the Exit Plans pursuant to Section 2.07. Each party may replace its appointed Lead Coordinator or other Transition Committee representatives at any time upon written notice to the other party. No such Lead Coordinator or delegate shall have the authority to amend this Agreement or any exhibit attached hereto in any respect.
(e)    The Service Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services will remain at all times, and be deemed to be, employees or representatives solely of the Service Provider, responsible for providing such Services (or its Affiliates or Sub-Contractors) for all purposes, and not to be deemed employees or representatives of the Service Recipient. All such personnel will be under the sole direction, control and supervision of the Service Provider and the Service Provider has the sole right to exercise all authority with respect to the employment, engagement, substitution, termination, assignment and compensation of such personnel.
(f)    The Service Provider may, at its option, from time to time, delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other third parties (each, a “Sub-Contractor”) in connection with the performance of the Services; provided, however, that (i) the Service Provider shall remain ultimately responsible for ensuring that all of its obligations with respect to the manner, scope, time-frame, nature, quality or level, and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Sub-Contractor and shall be liable for any failure of a Sub-Contractor to so satisfy such obligations (or if a Sub-Contractor otherwise breaches any provision hereof) and (ii) such Sub-Contractor agrees in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Section 9.05 of this Agreement. Except as agreed by the Parties in Schedule A or Schedule B or otherwise in writing, and subject to Section 2.01(h), any costs associated with engaging the services of an Affiliate of the Service Provider or a Sub-Contractor shall not affect the Cost of Services payable by the Service Recipient under this Agreement, and the Service Provider shall remain solely responsible with respect to payment for such Affiliate’s or Sub-Contractor’s costs, fees and expenses.
(g)    Except as mutually agreed upon, the Services shall be performed in substantially the same scope, time-frame, nature, quality, with the same care, and to the same extent and service level as such Services (or substantially similar services) were provided to the SplitCo Business or the Medtronic Business, as applicable, immediately prior to the Separation Date, unless the Services are being provided by a Sub-Contractor who is also providing the same services to the Service Provider or a member of such Service Provider’s Group, in which case the Services shall be performed for the Service Recipient in the same manner, scope, time-frame, nature, quality or level, with the same care, and to the same extent and service level as they are being performed for the Service Provider or such member of such Service Provider’s Group, as applicable. If the Service Provider has not provided such Services (or substantially similar services) immediately prior to the Separation Date and such Services are not being performed by a Sub-Contractor who is also providing the same services to such Service Provider’s Group, then the Services shall be performed in a competent, professional and workmanlike manner consistent with industry standards. The Services shall be used solely for the operation of the SplitCo Business or the Medtronic Business, as applicable, for substantially the same purpose as used by the applicable Service Recipient immediately prior to the date of this Agreement. Notwithstanding anything to the contrary set forth herein, in no event (including any internal reorganization or restructuring or expansion of Service Recipient) shall the Service Provider be required to (i) increase or expand the scope, time-frame, nature, or quality of any Service during the term of the Service or (ii) expend additional internal resources to provide such Service.
(h)    The Parties acknowledge that the Service Provider may make changes from time to time in the manner of performing Services (including in respect of those Services provided by a Sub-Contractor) (i) if the Service Provider is making similar changes in performing the same or substantially similar Services for itself or other members of its Group or (ii) to the extent required for the provision of such Services to be in compliance with applicable Law; provided, however, that if any such changes actually increase the cost of providing such Services, Service Provider may increase the Cost of Services to the extent of such increase in cost (for the avoidance of doubt, such increase may be additive to any additional costs for the provision of services contemplated by the Cost of Services contemplated in Schedule A or Schedule B); provided, that, that unless expressly contemplated in Schedule A or Schedule B, such changes shall not decrease the manner, scope, time-frame, nature, quality or level of the Services provided to the Service Recipient, except upon prior written approval of the Service Recipient; provided, further, that to the extent such increase in cost exceeds 15% of the Cost of Services contemplated in Schedule A or Schedule B, Service Provider shall provide Service Recipient with at least thirty (30) days’ prior written notice of such cost increase and Service Recipient may, within fifteen (15) days following receipt of such notice, elect to terminate the affected Services by providing written notice to Service Provider, which termination shall be effective on the later of (x) thirty (30) days following Service Provider’s receipt of such termination notice or (y) the date on which the cost increase would become effective; provided, further, that if the Services that the Service Recipient elects to terminate have Related Services designated on Schedule C, Service Recipient shall (i) comply with the obligations set forth in Section 5.04(a), including simultaneous termination of all Related Services and payment of the increased Cost of Services through the termination effective date, and (ii) pay the Termination Charges in accordance with Section 5.05(d).
(i)    Nothing in this Agreement shall be deemed to require the provision of any Service by any Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) to any Service Recipient if the provision of such Service requires the Consent of any Person (including any Governmental Authority), whether under applicable Law, by the terms of any contract to which such Service Provider or any other member of its Group is a party or otherwise, unless and until, subject to the fourth-to-last sentence of this Section 2.01(i), such Consent has been obtained. The Service Provider shall use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement; provided, however, “commercially reasonable efforts” shall not require the Service Provider to amend or extend the term of any contract or agreement with any third party in order to obtain such Consent. Any fees, expenses or extra costs incurred in connection with obtaining any such

Consents shall be paid by the Service Recipient, and the Service Recipient shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents. In the event that the Consent of any Person, if required in order for the Service Provider to provide Services, is not obtained reasonably promptly after the Separation Date, the Service Provider shall notify the Service Recipient and the Parties shall cooperate in good faith in devising an alternative manner for the provision of the Services affected by such failure to obtain such Consent and the Cost of Services associated therewith, such alternative manner and Cost of Services to be reasonably satisfactory to both Parties and agreed to in writing. If the Parties elect such an alternative plan, the Service Provider shall provide the Services in such alternative manner and the Service Recipient shall pay for such Services based on the alternative Cost of Services. The Services shall not include, and no Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be obligated to provide, any service the provision of which to a Service Recipient following the Separation would constitute a violation of any Law. In addition, notwithstanding anything to the contrary herein, the Service Provider (and the Affiliates and Sub-Contractors of the Service Provider) will not be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other Person other than the applicable Service Recipient. The Parties acknowledge and agree that obtaining any necessary Consent is an express condition to the Service Provider’s obligation to provide any Services requiring the use of third-party software, technology or Intellectual Property under this Agreement, and the Service Provider shall not be considered in breach of this Agreement for failure to provide any such Service due to the fact that the Parties were unable to acquire such Consent in accordance with this Section 2.01(i).
(j)    Service Recipient acknowledges that Services may, from time to time, in the reasonable discretion of Service Provider, be suspended in whole or in part for modifications and ordinary maintenance to the assets needed to provide Services and any other matters of a short-term nature (the “Shutdown”). Service Provider shall consider in good faith the impact of any such Shutdown on Service Recipient (and its Affiliates) and shall cooperate with Service Recipient in good faith to minimize any adverse consequences to Service Recipient (and its Affiliates) resulting from such Shutdown. Except in emergency situations, Service Provider shall notify Service Recipient as promptly as practicable before any Shutdown. In the event that a particular Cost of Services is based on the duration of time for which Service Provider provides the applicable suspended Service, Service Provider shall reduce the charges related to such suspended Services on a pro rata basis based on the number of days such Services are suspended; provided that no Cost of Services shall be reduced in such manner if the applicable Shutdown lasts for less than 5 consecutive days.
(k)    The Parties acknowledge that there may be unanticipated temporary interruptions in the provision of a Service, in each case for a period of less than forty-eight (48) hours (any such event, an “Interruption”). Service Provider shall use commercially reasonable efforts to provide Service Recipient with notice of such Interruption as soon as possible (including information regarding the nature and the projected length of such Interruption), and thereafter such Service Provider shall use commercially reasonable efforts to cooperate with Service Recipient to minimize any impact on the Services caused by such

Interruption. The Service Provider shall not be excused from performance if it fails to use commercially reasonable efforts to remedy the situation causing such Interruption.
(l)    In the event the obligations of Service Provider to provide any Service shall be suspended in accordance with Section 2.01(j) or Section 2.01(k), Service Provider and its Affiliates shall not have any liability whatsoever to Service Recipient arising out of or relating to such suspension of Service Provider’s provision of such Service, except to the extent resulting from a breach by Service Provider of any agreement or covenant required to be performed or complied with by Service Provider pursuant to Section 2.01(j) or Section 2.01(k) (but subject to the other limitations on liability set forth in this Agreement).
(m)    Neither Party nor any of their respective Affiliates shall have any obligation to purchase, upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used by such Party or such Party’s Affiliates, or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environments that are currently used by such Party or such Party’s Affiliates.
Section 2.02    Service Amendments and Additions.
(a)    Within the first six (6) months following the Separation Date, each of Medtronic and SplitCo may request in writing that the other Party provide services that (i) were provided by the Medtronic Business or the SplitCo Business, as applicable, within the twelve (12) months prior to the Separation Date and (ii) are reasonably necessary for the operation of the Medtronic Business or the SplitCo Business, as applicable, as conducted within the twelve (12) months prior to the Separation Date and that are not otherwise set forth in Schedule A or Schedule B (“Omitted Services”) and (iii) are not Excluded Services. Any request for an Omitted Service shall be in writing and shall specify, as applicable, (A) the type and the scope of the requested service, (B) who is requested to perform the requested service, (C) where and to whom the requested service is to be provided and (D) the proposed term for the requested service. The Parties shall discuss in good faith the terms under which such Omitted Services may be provided.
(b)    Within the first six (6) months following the Separation Date, each of Medtronic and SplitCo may also request the other Party to provide additional services that are not Services and that are not Omitted Services (“Additional Services”); provided, that, in no event shall any Excluded Services be Additional Services. Any request for an Additional Service shall be in writing and shall specify, as applicable, (A) the type and the scope of the requested service, (B) who is requested to perform the requested service, (C) where and to whom the requested service is to be provided and (D) the proposed term for the requested service. In the event that a Party requests an Additional Service, the other Party may elect in its sole discretion to provide such Additional Service.
(c)    If a Party agrees to provide an Omitted Service pursuant to Section 2.02(a) or an Additional Service pursuant to Section 2.02(b), then the Parties shall in good faith negotiate an amendment to Schedule A or Schedule B, as applicable, which will describe in detail the service, project scope, term, price and payment terms to be charged for such Omitted Service or Additional Service; provided, that the Cost of Services payable for any Omitted Service shall be calculated in a manner consistent with the methodology used to calculate the Cost of Services payable for the Services included on Schedule A or Schedule B hereto, as applicable. Once agreed to in writing, the amendment to Schedule A or Schedule B, as applicable, shall be deemed part of this Agreement as of such date and the Omitted Services or Additional Services, as applicable, shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement; provided, however, that no Service Provider shall be required to provide any Services, at any price, that would prevent, or be reasonably likely to prevent, or be inconsistent with the Intended Tax Treatment.
Section 2.03    Migration Projects. Prior to the end of the applicable term, each Service Provider will provide the Service Recipient, upon written request (the “Project Work Request”), with such commercially reasonable support as may be necessary to migrate the Services to the Service Recipient’s internal organization or to a third party provider (the “Project Work”), including without limitation exporting and providing (subject to applicable Law and Exhibit A) all relevant data and information of the applicable Service Recipient from the systems of the applicable Service Provider or any party performing the Services on its behalf. After the Service Provider receives the Project Work Request, the Parties shall meet to discuss and agree on the scope, schedule and cost of the Project Work, taking into consideration the Service Provider’s then available resources; provided that in no event shall the Service Provider be required to provide the Project Work unless and until the scope, schedule and cost of the Project Work are mutually agreed between the Parties. To the extent that third party vendors are required for such Project Work, Service Recipient may provide Service Provider with reasonable input into the selection of such third party vendors; provided that Service Provider shall have the sole discretion to select any such third party vendors. Where required for migrating the Services, Service Recipient’s personnel will be granted reasonable access to the respective facilities of the Service Provider during normal business hours. Project Work may be out-sourced to external service partners (including those involving conversion programs or other programming, or extraordinary management supervision or coordination); provided that the Service Provider shall be responsible for the performance or non-performance of such partners. The Service Recipient shall pay its internal costs incurred in connection with all Project Work performed by its personnel and the internal costs of the Service Provider and the cost of all third-party providers engaged in completing a Project Work all shall be charged by the Service Provider to the Service Recipient on a pass-through basis calculated at an hourly rate plus 15%. For the avoidance of doubt, any portion of the cost of Project Work associated with the setup of the Service Recipient’s data warehousing infrastructure or hosting environment shall be charged by the Service Provider to the Service Recipient on a pass-through basis calculated at an hourly rate plus 15%.
Section 2.04    No Management Authority. No Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be authorized by, or shall have any responsibility under, this Agreement to manage the affairs of the business of any Service Recipient, or to hold itself out as an agent or representative of the Service Recipient.

Section 2.05    Acknowledgement and Representation. Each Party understands that the Services provided hereunder are transitional in nature. Each Party understands and agrees that the other Party is not in the business of providing Services to third parties and, except as set forth in Section 5.02, that neither Party has any interest in continuing (i) any Service beyond the Applicable Termination Date or (ii) this Agreement beyond the expiration of all Applicable Termination Dates or the termination of all Services in accordance with Section 5.04. As a result, the Parties have allocated responsibilities and risks of loss and limited liabilities of the Parties as stated in this Agreement based on the recognition that each Party is not in the business of providing Services to third parties. Such allocations and limitations are fundamental elements of the basis of the bargain between the Parties and neither Party would be able or willing to provide the Services without the protections provided by such allocations and limitations. During the term of this Agreement, each Party agrees to work diligently and expeditiously to establish its own logistics, infrastructure and systems, and to obtain all necessary regulatory permits, to enable a transition to its own internal organization or other third-party providers of the Services and agrees to use its reasonable good faith efforts to reduce or eliminate its and its Affiliates’ dependency on the other Party’s provision of the Services as soon as is reasonably practicable.
Section 2.06    SplitCo Operations.
(a)    If SplitCo modifies the operation of the SplitCo Business or the facilities of the SplitCo Business or conducts any other operations or activities or constructs any other facilities during the term of this Agreement, and such modified operations, facilities or activities would materially affect or interfere with the Services provided to SplitCo hereunder by Medtronic, then unless the parties otherwise agree, Medtronic shall not be required to provide (or arrange for the provision of), and SplitCo shall not be required to pay for, the relevant Services to the extent affected by such modifications. If the parties agree that Medtronic shall provide the relevant Services to such modified operations of the SplitCo Business, SplitCo shall reimburse Medtronic for any and all agreed upon fees and costs of providing such Services as a result thereof.
(b)    Notwithstanding anything to the contrary contained herein, in no event shall Medtronic be required to provide the Services (i) to any Third-Party Acquiror or (ii) to SplitCo, following any SplitCo Change of Control.
Section 2.07    Exit Plans; Transactions. SplitCo shall, within one hundred twenty (120) days following the Separation Date, develop and finalize comprehensive exit plans necessary to complete the transition of each Service (such exit plans, the “Exit Plans”). The Exit Plans shall include details of any projects required to complete the transition of each Service, including the parameters, timelines and responsibilities of each party in connection therewith. Medtronic shall cooperate in good faith with SplitCo to develop and finalize the Exit Plans, as needed. SplitCo shall provide Medtronic with reasonable opportunity to review and comment on the Exit Plans prior to finalization, and shall consider any such comments in good faith, provided that any proposed obligations of Medtronic under the Exit Plans are subject to Medtronic’s consent, and such Exit Plans will not be deemed finalized until such consent is granted. SplitCo shall work diligently and expeditiously to establish and effectuate the Exit Plans and agrees to use its reasonable good faith efforts to complete the transition of each Service as soon as is reasonably practicable. SplitCo shall promptly notify Medtronic in writing of any proposed changes to the Exit Plans, describing such changes in reasonable detail (including, without limitation, any changes to timelines, scope, or Medtronic obligations thereunder) and shall not implement or permit the implementation of any such modification without Medtronic’s prior written consent, which may be granted or withheld in Medtronic’s sole discretion.
ARTICLE III
Additional Arrangements
Section 3.01    Cooperation and Access.
(a)    Service Recipients shall cooperate with the Service Providers to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (i) each Party shall make available on a timely basis to the other Party all information and materials requested by such Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) each Party shall, and shall cause the members of its Group to, upon reasonable notice, give or cause to be given to the other Party and its Affiliates and Sub-Contractors reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services, (iii) each Party shall, and shall cause the members of its Group to, give the other Party and its Affiliates and Sub-Contractors reasonable access to, and all necessary rights to utilize, such Party’s, and its Group’s, information, facilities, personnel, assets, systems and technologies to the extent reasonably necessary for the performance or receipt of the Services, and (iv) SplitCo may request, and Medtronic may, in its sole discretion, provide or cause the members of its Group to, provide to SplitCo reasonable access to, and all necessary rights to use Medtronic-developed policies, procedures, configurations or similar materials, solely to the extent reasonably necessary for SplitCo’s performance or receipt of the Services. The Parties acknowledge that the timely completion of Services by Medtronic, its Affiliates or its Service Providers may depend upon the provision of certain materials and information and/or the taking of certain actions by SplitCo, and Medtronic shall not be responsible for the failure of it, its Affiliates or its Service Providers to provide Services to the extent that such failure results from the failure of SplitCo to provide such materials or information or take such actions.
(b)    Each Party shall (and shall cause the members of its Group and its personnel and the personnel of its Affiliates and Sub-Contractors providing or receiving Services to): (i) not attempt to obtain access to or use any information technology systems of the other Party or any member of its Group, or any confidential Information, Personal Data or competitively sensitive information owned, used or Processed by the other Party, except where it has been granted in writing the right to do so or, to the extent reasonably necessary to do so, to provide or receive Services as provided herein; (ii) maintain reasonable security measures to protect the information technology systems of the other Party and the members of its Group to which it has access pursuant to this Agreement from access by unauthorized third parties; (iii) follow applicable Laws and all of the other Party’s security and confidentiality rules, access agreements, and procedures for restricting access and use, when allowed, to such other Party’s information technology systems; (iv) when on the property of the other Party or any of its Affiliates, or when given access to any facilities, infrastructure or personnel of the other Party or any of its Affiliates, follow applicable Laws and all of the other Party’s policies and procedures concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time and (v) not disable, damage or erase or disrupt, interfere with or impair the normal operation of the information technology systems of the other Party or any member of its Group.
(c)    Service Provider shall (i) promptly notify Service Recipient of any confirmed misuse, disclosure or loss of, or inability to account for, any Personal Data or any confidential or competitively sensitive Information, and any confirmed unauthorized access to Service Provider’s facilities, systems or network, in each case, of which it becomes aware and solely to the extent related to the Service Recipient; and Service Provider will investigate such confirmed security incidents and reasonably cooperate with Service Recipient’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident; provided that the Service Recipient agrees to reimburse Service Provider for time spent and actual travel expenses incurred in connection with any such investigation; and (ii) subject to applicable Law, use commercially reasonable efforts to comply with any commercially reasonable requests to assist Service Recipient with its electronic discovery obligations related to Services provided to the Service Recipient; provided that the Service Recipient agrees to reimburse Service Provider for actual expenses incurred for such response.
(d)    In the event of a security breach that relates to the Services, the Parties shall, subject to any applicable Law, reasonably cooperate with each other regarding the timing and manner of (a) notification to their respective customers, potential customers, employees or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Authorities.
Section 3.02    Data Privacy.
(a)    The provisions of this Section 3.02 shall apply only to the extent that the provision of the Services requires the Processing of Personal Data by the Service Provider or any applicable Sub-Contractor on behalf of the Service Recipient and one or more of the applicable Data Protection Laws apply to such processing. Where Service Provider or the applicable Sub-Contractor carries out the Processing of Personal Data which is subject to Data Protection Laws in connection with the Services, the Parties shall comply with the terms of Exhibit A, which are incorporated into and made a part of this Agreement by this reference.
(b)    The Parties agree to comply with Data Protection Laws in connection with the processing of Personal Data in the course of receipt and provision of the applicable Services.

(c)    The Parties shall take all further actions and execute all further documents as are reasonably necessary to comply with applicable Laws (including applicable Data Protection Laws) in connection with the provision and receipt of Services under this Agreement.
Section 3.03    Intellectual Property.
(a)    License for Services. Each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and to its Affiliates and Sub-Contractors providing Services under this Agreement a nonexclusive, nontransferable, world-wide, royalty-free, non-sublicensable (only to those Persons providing goods or services to such Party, but not for the independent use by such Persons or for any other purpose) license, for the term of this Agreement, to use each Party’s Intellectual Property included in the Background Assets (excluding Trademarks) owned by such Party and the members of its Group that is required for the provision or receipt of the Services, solely to the extent necessary for the other Party and the members of its Group to perform their obligations hereunder or receive the Services provided hereunder, as applicable. The Parties agree that their rights under each other’s Trademarks, if any, are governed by the Transitional Trademark Cross-License Agreement.
(b)    Ownership. Each Service Provider acknowledges and agrees that all records, data, reports, materials and other deliverables created for or on behalf of the Service Recipient in the performance of the Services (“Deliverables”) shall be owned by Service Recipient to be used in the business of the Service Recipient (SplitCo Business or Medtronic Business, as applicable). Deliverables do not include (i) any Intellectual Property conceived by or (in the case of copyrightable works) authored by Service Provider, its employees and agents in the performance of Services (“Intangible Developments”) or (ii) Background Assets. Ownership of Intangible Developments shall vest exclusively in the Service Provider, whether conceived solely by Service Provider or jointly with Service Recipient. In the event that any Service Recipient or its Affiliates obtains ownership of any Intangible Developments in contravention of the foregoing, Service Recipient and its Affiliates hereby irrevocably assigns all right, title, and interest in such Intangible Development to Service Provider and shall execute any documentation to perfect such assignment.
(c)    Licenses for Deliverables. The Parties agree that the IPA governs any license to Background Assets, as applicable, for Deliverables. Service Provider hereby grants to Service Recipient an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive, sublicensable (only to those Persons providing goods or services to Service Recipient, but not for the independent use by such Persons or for any other purpose), worldwide license under its Intangible Developments to make, have made, have, use, offer to sell and sell, import or otherwise transfer products and services embodying or practicing the Intangible Developments to the extent those Intangible Developments are embedded in or included in the Deliverables.
(d)    Third Party Software. The Parties acknowledge that it may be necessary for each Party to make proprietary or third-party software available to the other in the course and for the purpose of performing Services, subject to Section 2.01(i) in the case of third-party software. Each Party (i) shall comply with all known license terms and conditions applicable to any and all proprietary or third-party software made available to such Party by the other Party in the course of the provision of Services hereunder and (ii) agrees that it shall use commercially reasonable efforts to identify and provide to the other Party a copy of the applicable license terms (or, solely with respect to open source software or other software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all proprietary or third-party software first made available to such other Party as of or after the Separation Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any third party.
(e)    Exclusions. Except as expressly specified in this Section 3.03, nothing in this Agreement will be deemed to grant one Party, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in Background Assets of the other Party.
Section 3.04    Misdirected Funds. In the event that, on or after the date of this Agreement, either Party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the Party receiving such payments or funds shall promptly forward such payments or funds to the proper Party. The Parties acknowledge that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement.
ARTICLE IV
Compensation
Section 4.01    Compensation for Services. In each case except as expressly provided in Schedule A or Schedule B:
(a)    As compensation for each Service rendered pursuant to this Agreement, the Service Recipient shall be required to pay to the Service Provider a fee for the Service equal to the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable; provided that the Cost of Service for each Service shall increase by 3% on each anniversary of the date hereof that such Service continues to be provided. The Service Recipient shall also bear all reasonable and documented one-time costs and expenses, if any, incurred following the Separation Date by Service Provider or its Affiliates in order to enable the provision of each Service.
(b)    During the term of this Agreement, the amount of a Cost of Service for a Service may increase during a Service Extension, in accordance with Section 5.02.
(c)    The Service Recipient shall be responsible for (i) any excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) any value added, goods and services or similar recoverable indirect Taxes (“VAT”) and (iii) any interest and penalties related to those Taxes described in clause (i) or (ii) that are required to be assessed under applicable Law in connection with the Services provided hereunder, whether or not shown on any invoice (collectively, “Transfer Taxes”). Notwithstanding the foregoing, unless stated otherwise in this Agreement, all sums payable by the Service Recipient under this Agreement are exclusive of any applicable VAT. The amount of Transfer Taxes that is required to be remitted by the Service Provider will be promptly paid to the Service Provider by the Service Recipient in accordance with Section 4.02. Such payment shall be in addition to the Cost of Services set forth in Schedule A or Schedule B, as applicable (unless such Transfer Tax is expressly already accounted for in the applicable Cost of Services). Notwithstanding the foregoing, in the case of VAT, the Service Recipient shall not be obligated to pay such Transfer Taxes, unless the Service Provider has issued to the Service Recipient a valid VAT invoice in respect thereof.
(d)    Except as provided in this Agreement or as required by Law, each Party shall pay all sums due under this Agreement free and clear of any deduction or withholding. If any deduction or withholding is required by Law from any payment by the Service Recipient, the Service Recipient shall pay such additional amount as shall, after the deduction or withholding has been made, leave the relevant Service Provider with the full amount that it would have received if no deduction or withholding had been required; provided, however, that each Party shall notify the other Party in writing of any anticipated deduction or withholding at least fifteen (15) business days prior to making any such deduction or withholding and will cooperate with the other Party in obtaining any available exemption from or reduction of such deduction or withholding. The Party making such deduction or withholding shall promptly provide to the other Party tax receipts or other documents evidencing the payment of any such deducted or withheld amount to the applicable Taxing Authority. The Parties shall use commercially reasonable efforts to cooperate in good faith to eliminate or reduce any deduction or withholding applicable to sums due under this Agreement (including through the request and provision of any statements, forms or other documents to eliminate or reduce any such deduction or withholding).
(e)    If the Service Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment of Transfer Taxes that are borne by Service Recipient pursuant to this Agreement, then the Service Provider shall promptly pay, or cause to be paid, to the Service Recipient an amount equal to the deficiency or excess, as the case may be, with respect to the amount that the Service Recipient has borne if the amount of such refund or overpayment (including, for the avoidance of doubt, any interest or other amounts received with respect to such refund or overpayment) had been included originally in the determination of the amounts to be borne by Service Recipient pursuant to this Agreement, net of any additional Transfer Taxes the Service Provider incurs or will incur as a result of the receipt of such refund or such overpayment.
Section 4.02    Payment Terms.
(a)
(i)    Subject to (ii)Section 4.02(a)(ii), the Service Provider shall bill the Service Recipient monthly within thirty (30) business days after the end of each month, or at such other interval specified with respect to a particular Service in Schedule A or Schedule

B, as applicable, an amount equal to the aggregate Cost of Services due for all Services provided in such month or other specified interval, as applicable, plus any Transfer Taxes.
(ii)    Notwithstanding anything to the contrary set forth in Section 4.02(a)(i), in the event that SplitCo is the Service Provider, the Parties agree that the invoices shall be issued under a self-billing arrangement. Pursuant to such arrangement:
(A)    Medtronic agrees:
1)    To issue self-billed invoices for all Services made to them by SplitCo until the Applicable End Date;
2)    To complete self-billed invoices showing SplitCo’s name, address and VAT registration number, together with all the other details which constitute a full VAT invoice;
3)    To make a new self-billing agreement in the event that its VAT registration number changes; and
4)    To inform SplitCo if the issue of self-billed invoices will be outsourced to a third party.
(B)    SplitCo agrees:
1)    To accept invoices raised by Medtronic on its behalf until the Applicable End Date; and
2)    Not to raise sales invoices for the transactions contemplated by this Agreement; and
3)    To notify Medtronic immediately if SplitCo (i) change its VAT registration number; (ii) ceases to be VAT registered, or (iii) sells its business or part of its business.
If SplitCo fails to notify Medtronic of any objections or discrepancies to a self-billed invoice within five (5) business days of receipt, the invoice shall be deemed accepted by SplitCo.
(b)    Invoices (other than self-billed invoices as described under Section 4.02(a)(ii)) shall set forth a description of the Services provided and reasonable documentation to support the charges thereon, which invoice and documentation shall be in the same level of detail and in accordance with the procedures for invoicing as provided to the Service Provider’s other businesses. Invoices shall be directed to the Service Coordinator appointed by Medtronic or SplitCo, as applicable, or to such other Person designated in writing from time to time by such Service Coordinator. The Service Recipient shall pay such amount in full by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose within thirty (30) days after (i) the date the invoice is deemed accepted, if Medtronic is the Service Recipient, or (ii) receipt of the invoice, if SplitCo is the Service Recipient. If the thirtieth (30th) day falls on a weekend or a holiday, the Service Recipient shall pay such amount on or before the following business day. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Transfer Taxes for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by the Service Provider on or before the date such amount is due, then a late payment interest charge, calculated at the annual rate equal to the “Prime Rate” as reported on the thirtieth (30th) day after the date of the invoice in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day), calculated on the basis of a year of 360 days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. The Parties shall cooperate in good faith with respect to all tax matters relating to the invoicing and payment terms in this Section 4.02, including to achieve an invoicing structure that minimizes Transfer Taxes for both Parties to the extent legally permissible.
(c)    The Service Recipient shall notify the Service Provider promptly, and in no event later than thirty (30) days following receipt of the Service Provider’s invoice, of any disputed amounts. If the Service Recipient does not notify the Service Provider of any disputed amounts within such thirty (30)-day period, then Service Recipient will be deemed to have accepted the Service Provider’s invoice. Any objection to the amount of any invoice shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Article VIII. The Service Recipient shall pay any undisputed amount, and all Transfer Taxes (whether or not disputed), in accordance with this Section 4.02. The Service Provider shall, upon the written request of a Service Recipient, furnish such reasonable documentation to substantiate the amounts billed, including listings of the dates, times and amounts of the Services in question where applicable and practicable. The Service Recipient may withhold any payments subject to a Dispute other than Transfer Taxes; provided that any disputed payments, to the extent ultimately determined to be payable to the Service Provider, shall bear interest as set forth in Section 4.02(a).
(d)    The Service Provider shall have the right to designate one or more of its Affiliates, upon not less than ten (10) days’ prior notice to the Service Recipient, to receive certain of the Cost of Services and other amounts that become payable to the Service Provider hereunder.
(e)    Subject to Section 4.02(c), no Service Recipient shall withhold any payments to a Service Provider under this Agreement in order to offset payments due to such Service Recipient pursuant to this Agreement, the Separation Agreement, any Ancillary Agreement or otherwise, unless such withholding is mutually agreed by the Parties or is provided for in the final ruling of a court having jurisdiction pursuant to Section 9.07. Any required adjustment to payments due hereunder will be made as a subsequent invoice.

Section 4.03    DISCLAIMER OF WARRANTIES. WITHOUT LIMITATION TO THE COVENANTS RELATING TO THE PROVISION OF SERVICES SET FORTH IN SECTION 2.01(g), THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF THE MEDTRONIC GROUP OR OF THE SPLITCO GROUP, AS SERVICE PROVIDER, MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.
Section 4.04    Books and Records. Medtronic and SplitCo shall each, and shall each cause the members of their Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for Services rendered by it or the other members of its Group as Service Providers and shall make such books available to the other, upon reasonable notice, during normal business hours; provided, however, that to the extent Medtronic’s or SplitCo’s books, or the books of the members of their Group, contain Information relating to any other aspect of the Medtronic Business or the SplitCo Business, as applicable, Medtronic and SplitCo shall negotiate a procedure to provide the other Party with necessary access while preserving the confidentiality of such other records.
ARTICLE V
Term
Section 5.01    Commencement. This Agreement is effective as of the date hereof and shall remain in effect with respect to a particular Service until the occurrence of the Applicable Termination Date applicable to such Service (or, subject to the terms of Section 5.02, the expiration of any Service Extension applicable to such Service), unless earlier terminated (i) in its entirety or with respect to a particular Service, in each case in accordance with Section 5.03 or Section 5.04, or (ii) by mutual consent of the Parties. Notwithstanding anything to the contrary contained herein, if the Separation Agreement shall be terminated in accordance with its terms, this Agreement shall be automatically terminated and void ab initio with no further action by the Parties and shall be of no force and effect.
Section 5.02    Service Extension. Except as expressly provided in Schedule A or Schedule B, and subject to Section 5.03(b), if the Service Recipient reasonably determines that it will require a Service to continue beyond the Applicable Termination Date or the end of a subsequent extension period, the Service Recipient may request the Service Provider to extend the term of such Service for the desired renewal period(s) (each, a “Service Extension”) by written notice to the Service Provider no less than ninety (90) days prior to end of the then-current Service term; provided that a Service Recipient may only request to extend a Service that is included on Schedule C if it requests to extend all other Services that are designated on Schedule C as a “Related Service” with respect to such Service. The Service Provider shall respond in its sole discretion to any such request for a Service Extension within fifteen (15) days of receipt; provided that in no event shall the Service Provider be required to provide a Service

Extension; provided, further, that (i) the Service Extensions with respect to each Service shall not extend the term of such Service to a date beyond the Applicable End Date, (ii) the Service Provider will not be in breach of its obligations under this Section 5.02 if it is unable to comply with a Service Extension request through the use of commercially reasonable efforts, including where a Consent that is required in order for the Service Provider to continue to provide the applicable Service during the requested Service Extension cannot be obtained by the Service Provider through the use of commercially reasonable efforts, (iii) the Service Provider shall not be required to contribute capital, pay or grant any consideration or concession in any form (including by providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any Consent that is required in order for the Service Provider to continue to provide the applicable Service during the requested Service Extension (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Service Recipient, as promptly as reasonably practicable) and (iv) each Service Extension is permissible under applicable Law. With respect to Schedule A or Schedule B, as applicable, the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable, shall be amended to include (i) for the period from the Applicable Termination Date until the date that is three (3) months following the Applicable Termination Date, an incremental surcharge of 25% and (ii) for the period from the date that is three (3) months from the Applicable Termination Date to the date that is six (6) months from the Applicable Termination Date, an incremental surcharge of an additional 25% above such prior incremental surcharge; provided, that, in no event shall a Service Extension exceed the date that is six (6) months from the Applicable Termination Date; provided, further, that notwithstanding anything to the contrary contained herein, in no event shall the term of any such Service exceed the Applicable End Date. The Parties shall amend the terms of Schedule A or Schedule B, as applicable, to reflect the new Service term and Cost of Services within five (5) business days following the Service Provider’s agreement to a Service Extension, subject to the conditions set forth in this Section 5.02. Each such amended Schedule A or Schedule B, as applicable, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.
Section 5.03    Termination.
(a)    This Agreement may be terminated:
(i)    by either Medtronic or SplitCo at any time upon written notice to the other Party (which notice shall specify the basis for such claim for breach of this Agreement), if the other Party materially breaches this Agreement (and the period for resolution of the Dispute relating to such breach set forth in Section 8.01 has expired), effective upon not less than thirty (30)-days’ written notice of termination to the breaching Party, if the breaching Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party; or
(ii)    except as otherwise provided by Law, by either Medtronic or SplitCo at any time upon written notice to the other Party, if (i) the other Party is adjudicated as bankrupt, (ii) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (iii) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (iv) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver.
(b)    Notwithstanding anything to the contrary herein, this Agreement shall terminate on the date that is twenty-four (24) months following the Separation Date.
Section 5.04    Partial Termination.
(a)    Except as otherwise provided in this Agreement or Schedule A or Schedule B, a Service Recipient shall be entitled to terminate one (1) or more Services in their entirety being provided by any Service Provider for any reason or no reason at all, by providing at least (i) ninety (90) days’ prior written notice of its intent to terminate, if such notice does not include a request for the Service Provider’s good faith estimate of the Termination Charges, or (ii) one hundred and twenty (120) days’ prior written notice of its intent to terminate, if such notice includes a request for the Service Provider’s good faith estimate of the Termination Charges (as defined in Section 5.05(d)) that would be incurred in connection with such termination (the “Termination Estimate Request Notice”). If applicable, the Service Provider shall respond with a good faith estimate of the Termination Charges (the “Partial Termination Estimate”) within fifteen (15) days of receipt of the Termination Estimate Request Notice. If a Termination Estimate Request Notice is delivered, following receipt of the Service Provider’s estimate, a Service Recipient may elect to proceed with its decision to terminate by providing no less than ninety (90) days’ prior written notice to the Service Provider. In connection with any termination pursuant to this Section 5.04(a), the Service Recipient shall be responsible for all Termination Charges actually incurred by the Service Provider as a result of such early termination; provided, that, with respect to any termination pursuant to clause (ii) above, the Service Provider’s Partial Termination Estimate was provided in good faith. For the avoidance of doubt, a Service Recipient may only terminate a Service pursuant to this Section 5.04(a) if it simultaneously terminates all Related Services; provided further that no Service may be terminated in part.
(b)    In the event that a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for fifteen (15) days, the Service Recipient may immediately terminate such Service, upon written notice and without any obligations therefor, including any Cost of Services in respect thereof; provided, however, that Service Recipient shall remain obligated to Service Provider for any Cost of Services actually incurred by Service Provider prior to such termination.
Section 5.05    Effect of Termination.
(a)    Each Party agrees and acknowledges that the obligations of each Party to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease upon (i) the termination of any (or all) such Service(s) at the Applicable Termination Date applicable to each such Service (or, subject to the terms of Section 5.02, the expiration of any Service Extension applicable to such Service), (ii) termination of (A) this Agreement or (B) any particular Service, in each case in accordance with Section 5.04, or (iii) upon termination of the Agreement or any Service by mutual consent of the Parties. Upon cessation of the Service Provider’s obligation to provide any Service, the Service Recipient shall stop using, directly or indirectly, such Service.
(b)    Upon the request of the Service Recipient after the termination of a Service with respect to which the Service Provider holds books, records or files, including current and archived copies of computer files, (i) owned solely by the Service Recipient or its Affiliates and used by the Service Provider in connection with the provision of a Service pursuant to this Agreement or (ii) created by the Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient or destroyed by the Service Provider, with certification of such destruction provided to the Service Recipient, other than, in each case, such books, records and files electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel, which such books, records and files will not be used by the Service Provider for any other purpose. The Service Recipient shall bear the Service Provider’s reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Service Provider may make one copy of such books, records or files solely for its legal files, subject to such Party’s obligations under Section 9.05.
(c)    In the event that any Service is terminated other than at the end of a month, and the Cost of Service associated with such Service is determined on a monthly basis, the Service Provider shall bill the Service Recipient for the entire month in which such Service is terminated. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on Schedule A, Schedule B or Schedule C, as applicable, and agree that, if the Service Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 5.04, then the Parties shall negotiate in good faith to amend the Schedule A or Schedule B, as applicable, relating to such affected continuing Service.
(d)    In the event of a termination under Section 5.04, the Service Recipient shall pay to the Service Provider any out-of-pocket breakage or termination fees, and other termination costs actually paid or payable by the Service Provider to third parties, solely as a result of the early termination of such Service, with respect to any resources or pursuant to any other third-party agreements that were used by the Service Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services) (“Termination Charges”). For the avoidance of doubt, the Service Recipient’s obligation to pay Termination Charges shall apply to the actual costs incurred or payable by the Service Provider and shall not be based upon any estimate provided by the Service Provider pursuant to Section 5.04. The

Service Provider will provide to the Service Recipient an invoice for the Termination Charges, within thirty (30) days following the date of any termination of a Service under Section 5.04 and will provide reasonable documentary evidence to substantiate such Termination Charges.
(e)    In the event of any termination of this Agreement in its entirety or with respect to any Service, each Party, Service Provider and Service Recipient shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Service Recipient to pay any Cost of Service due to any Service Provider hereunder.
(f)    The following matters shall survive the termination of this Agreement, including the rights and obligations of each Party thereunder, in addition to any claim for breach arising prior to termination: Article I, Section 3.02(b), Article IV, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), this Section 5.05, Article VIII, Article IX and all confidentiality obligations under this Agreement.
ARTICLE VI
Indemnification; Limitation of Liability
Section 6.01    Indemnification by SplitCo.
(a)    SplitCo, on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Medtronic and the other Medtronic Indemnitees from and against any and all third party Liabilities incurred by such Medtronic Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the Medtronic Group hereunder, except to the extent such Liabilities arise out of a Medtronic Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.
(b)    SplitCo, on behalf of each member of its Group in its capacity as a Service Provider, shall indemnify, defend and hold harmless Medtronic and the other Medtronic Indemnitees from and against any and all third party Liabilities incurred by such Medtronic Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the SplitCo Group hereunder, which Liabilities result from a SplitCo Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.
Section 6.02    Indemnification by Medtronic.
(a)    Medtronic, in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless SplitCo and the other SplitCo Indemnitees from and against any and all third party Liabilities incurred by such SplitCo Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the SplitCo Group hereunder, except to the extent such Liabilities arise out of a SplitCo Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.
(b)    Medtronic, in its capacity as a Service Provider and on behalf of each member of its Group in its capacity as a Service Provider, shall indemnify, defend and hold harmless SplitCo and the other SplitCo Indemnitees from and against any and all third party Liabilities incurred by such SplitCo Indemnitee and arising out of, in connection with or by reason any Services provided by any member of the Medtronic Group hereunder, which Liabilities result from a Medtronic Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.
Section 6.03    Indemnification Procedures. The provisions of Section 6.05 of the Separation Agreement shall govern claims for indemnification under this Agreement, provided that, for purposes of this Section 6.03, in the event of any conflict between the provisions of Section 6.05 of the Separation Agreement and this Article VI, the provisions of this Agreement shall control.
Section 6.04    Exclusion of Other Remedies. Without limiting the rights under Section 9.09, the provisions of Sections 6.01 and 6.02 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Medtronic Group and the SplitCo Group, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.
Section 6.05    Other Indemnification Obligations Unaffected. For avoidance of doubt, this Article VI applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Ancillary Agreements).
Section 6.06    Limitation on Liability.
(a)    No Service Provider, in its capacity as such, nor any member of its Group acting in the capacity of a Service Provider, nor any Indemnitee thereof, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to the other Party (or any of such other Party’s Indemnitees) for any Liabilities arising out of, related to or in connection with the Services or this Agreement, except to the extent that such Liabilities arise out of such Service Provider’s (or a member of its Group’s) (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.
(b)    IN NO EVENT SHALL ANY SERVICE PROVIDER, IN ITS CAPACITY AS SUCH, NOR ANY MEMBER OF ITS GROUP ACTING IN THE CAPACITY OF A SERVICE PROVIDER, NOR ANY INDEMNITEE THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT

LIABILITY) OR OTHERWISE TO THE SERVICE RECIPIENT (OR ANY OF ITS INDEMNITEES) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH SERVICE PROVIDER UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.
(c)    EACH GROUP’S TOTAL LIABILITY, IN ITS CAPACITY AS A SERVICE PROVIDER, TO THE OTHER GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ALL CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO SUCH SERVICE PROVIDER FOR ALL SERVICES PROVIDED BY IT UNDER THIS AGREEMENT IN THE TWELVE MONTHS PRECEDING SUCH CLAIM (THE “CAP”); PROVIDED, THAT (I) IF A CLAIM IS MADE PRIOR TO THE TWELVE (12) MONTH ANNIVERSARY OF THE EFFECTIVE DATE, THE CAP SHALL BE THE TOTAL AMOUNT PAID FOR ALL SERVICES FROM THE EFFECTIVE DATE THROUGH THE DATE SUCH CLAIM IS MADE, AND (II) SUCH SERVICE PROVIDER’S LIABILITY UNDER THE CAP SHALL BE REDUCED BY THE AGGREGATE AMOUNT OF ANY DAMAGES PREVIOUSLY PAID BY SUCH SERVICE PROVIDER IN RESPECT OF ANY PRIOR CLAIMS MADE DURING THE APPLICABLE TWELVE (12) MONTH PERIOD (OR, IF APPLICABLE, THE PERIOD FROM THE EFFECTIVE DATE THROUGH THE DATE OF THE SUBSEQUENT CLAIM).
ARTICLE VII
Other Covenants
Section 7.01    Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.
ARTICLE VIII
Dispute Resolution
Section 8.01    General. Except as expressly provided in this Article VIII, the Parties shall resolve all disputes arising out of, related to or in connection with this Agreement (each, a “Dispute”) in accordance with the following procedures set forth in this Article VIII (including, for the avoidance of doubt, any Dispute relating to payments with respect to the Services).

Section 8.02    Functional Leads; Transition Committee. All Disputes will be first considered in person, by teleconference or by video conference by the Service Coordinators within five (5) business days after receipt of notice from either Party specifying the nature of the Dispute (a “Dispute Notice”). The Service Coordinators shall coordinate in good faith to resolve any such Dispute. If the Service Coordinators are unable to resolve any such dispute within twenty (20) business days, then such Disputes will be considered in person, by teleconference or by video conference by the Functional Leads within five (5) business days after the escalation thereof. The Functional Leads shall enter into negotiations aimed at resolving any such Dispute (the “Functional Lead Negotiations”). If the Functional Leads are unable to reach a resolution with respect to the Dispute within ten (10) business days after receipt by the Functional Leads of a Dispute Notice, the Dispute shall be referred to the Transition Committee comprised of specified transition leaders from Medtronic and SplitCo. On or as promptly as practicable following the Separation Date, each Party shall provide the other Party with the name and relevant contact information for its respective initial Transition Committee members, and either Party may replace its Transition Committee members at any time with other persons of similar seniority by providing written notice in accordance with Section 9.12. The Transition Committee will meet (by telephone or in person) during the next ten (10) business days following the referral to the Transition Committee and attempt to resolve the Dispute (the “Transition Committee Negotiations”). In the event that the Transition Committee is unable to reach a resolution with respect to the Dispute within ten (10) business days following the referral of the Dispute to the Transition Committee, then the Dispute shall be referred to a senior executive of each Party in accordance with Section 8.03 and the Parties shall retain all rights with respect to remedies hereunder. For the avoidance of doubt, the negotiations and any resolutions related to Disputes under this Section 8.02 shall not modify the terms of this Agreement or otherwise modify or waive any of the Parties’ rights or obligations hereunder or with respect to any future Disputes. Notwithstanding the foregoing, the Parties may mutually agree in writing to waive the Functional Lead Negotiations and proceed directly to the Transition Committee Negotiations pursuant to this Section 8.02.
Section 8.03    Vice President Referral. If, with respect to any Dispute, no resolution is reached in accordance with Section 8.02, then a senior employee who holds, at a minimum, the title of Vice President, and has authority to settle such a Dispute on behalf of each Party shall, in good faith, attempt to resolve any such Dispute within the thirty (30) days following the referral of the Dispute to such persons (the “Vice President Resolutions”). If, with respect to any Dispute, no resolution is reached in accordance with the procedures contained in Section 8.02 and this Section 8.03, then the Parties may seek to resolve such Dispute in accordance with Section 9.07, Section 9.08 and Section 9.09. Notwithstanding the foregoing, the Parties may mutually agree in writing (x) to waive any or all of the Functional Lead Negotiations, the Transition Committee Negotiations or the Vice President Resolutions or (y) to proceed directly to resolve such Dispute in accordance with Section 9.07, Section 9.08 and Section 9.09.
Section 8.04    Court-Ordered Interim Relief. In accordance with this Section 8.04 and Section 9.08, at any time after giving a Dispute Notice, each Party shall be entitled to interim measures of protection if duly granted by a court of competent jurisdiction: (a) to preserve the status quo pending resolution of the Dispute; (b) to prevent the destruction or loss of documents and other information or things relating to the Dispute; or (c) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 9.07 and Section 9.08. Until such Dispute is resolved in accordance with this Article VIII or final judgment is rendered in accordance with Section 9.07 and Section 9.08, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.
ARTICLE IX
Miscellaneous
Section 9.01    Title to Equipment; Title to Data.
(a)    Except as otherwise expressly provided herein, each of SplitCo and Medtronic acknowledges that all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by any Service Provider in connection with the provision of Services shall remain the property of such Service Provider and shall at all times be under the sole direction and control of such Service Provider.
(b)    Each of SplitCo and Medtronic acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor that are owned by the other Party or its Affiliates, Subsidiaries or divisions, by reason of the provision of the Services hereunder, except as expressly provided in Section 3.03.
Section 9.02    Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, earthquake, pandemic, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, delays in transportation, act of God or act of terrorism, in each case, that is not within the control of the Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent, or for any other reason which is not within the control of such Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by such Party to the other Party, such Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Party on account thereof; provided, however, that the Party whose performance is interfered with promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Party shall be excused from performance if such Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event.

Section 9.03    Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.
Section 9.04    Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between Service Providers and Service Recipients or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party and each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.
Section 9.05    Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group who have a need to know such confidential Information as a result of, or in connection with, the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation (and the obligation of members of its Group) to use and keep confidential such Information of the other Party or its Group shall be governed by Section 7.09 of the Separation Agreement.
Section 9.06    Counterparts; Entire Agreement.
(a)    This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.
(b)    This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the parties under the Separation Agreement.
Section 9.07    Governing Law; Jurisdiction. Any disputes arising out of, related to or in connection with this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Court of Chancery of the State of Delaware or, if (and only

if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware or, if (and only if) the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof, over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby. Each Party agrees that a final, unappealable judgment or order in any legal proceeding resolved in accordance with Article VIII, this Section 9.07, Section 9.08, and Section 9.09 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 9.08    WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.
Section 9.09    Specific Performance. Subject to Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
Section 9.10    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, Medtronic may assign this Agreement (or any provision thereof) (i) to any Affiliate of Medtronic or (ii) pursuant to any

Medtronic Change of Control; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. Nothing in this Section 9.10 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.01(f).
Section 9.11    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Medtronic Indemnitee or SplitCo Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
Section 9.12    Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.
Section 9.13    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
Section 9.14    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.15    Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
Section 9.16    Amendments. No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by an authorized representative of each Party, and no waiver of any provisions of this Agreement shall be effective unless in writing and signed by an authorized representative of the Party sought to be bound by such waiver.
Section 9.17    Interpretation. The rules of interpretation set forth in Section 11.16 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

By:
Name:
Title:

By:
Name:
Title:
A-1

SCHEDULE A
SERVICES TO BE PROVIDED TO SPLITCO GROUP
__________
A-1

SCHEDULE B
SERVICES TO BE PROVIDED TO MEDTRONIC GROUP
__________
B-1

SCHEDULE C
RELATED SERVICES
__________
D-1

SCHEDULE D
SERVICE COORDINATORS
__________
D-1

EXHIBIT A
DATA PROTECTION
__________
F-1